Exhibit 99.1

Nortek Reports Third Quarter 2015 Results
Demonstrates Progress on Initiatives and Revises 2015 Guidance Post Company Sale Process

Providence, RI, November 3, 2015 - Nortek, Inc. (Nasdaq: NTK), a global diversified industrial company with leading brands and innovative air management and technology-driven solutions for residential and commercial applications, today announced financial results for the three-month period ended September 26, 2015.
Management Commentary
“Nortek’s third-quarter net sales decreased 3.9% year-over-year, excluding acquisitions, divestitures and the impact of foreign exchange translation, and adjusted EBITDA*, on the same basis, was down 3.7%,” said President and Chief Executive Officer Michael J. Clarke. “Solid performance in our Custom Air, Ergonomics and Air Quality businesses was offset by lower sales and profitability in our HVAC and Security segments. During the quarter, we believe that the receipt of an unsolicited proposal to acquire the Company, related market rumors and activity related to the Company’s review of strategic alternatives had a negative impact on our business, employees and customers, primarily in our HVAC segment and to a lesser extent in our Security and Custom Air segments. We have ended all such activity, and we are working to put the uncertainties and distractions related to this issue behind us. Rebuilding our momentum in the company, particularly in HVAC will take some time. As a result, we have revised our full-year 2015 financial guidance.”
“That being said, we had solid performance in several segments this quarter driven in part by our strategic initiatives,” said Clarke. “In Custom Air, sales growth was driven by our healthy backlog and continued strength in targeted verticals. Custom Air operating earnings and margins were up substantially year-over-year, reflecting the positive impact of our operational improvement initiatives. Ergonomics continued to perform well, delivering both acquisition-driven sales growth as well as strong organic growth in operating earnings and margins. Air Quality sales also were up, on the introduction of an important new bath fan product platform. In the Security segment, we experienced growth in sales to our security dealers and distributors, which was more than offset by lower volume with certain OEM customers that are experiencing transitional issues.”
“Third-quarter sales and profitability in our HVAC segment were significantly lower than we expected,” Clarke said. “We believe this decline was primarily attributable to the lingering impact on customer demand related to the issues that we experienced in the second quarter with our third-party logistics provider, compounded by rumors about the potential sale of the Company. We are working diligently to further increase service levels and win back share of wallet with certain of our customers in this segment.”

Third Quarter 2015 Consolidated Highlights

•
Net sales decreased 3.8% to $618.5 million, from $642.9 million in the third quarter of 2014. Acquisitions contributed $18.9 million to net sales. Excluding acquisitions, divestitures and the impact of foreign exchange translation, net sales decreased 3.9%.

•
GAAP operating earnings were $14.9 million, compared with $33.4 million in the third quarter of 2014. Excluding the impact of acquisitions and divestitures, operating earnings were $19.2 million, compared with $34.8 million in the third quarter of 2014.

•
Adjusted operating earnings* were $39.2 million, compared with $44.4 million in the third quarter of 2014. Adjusted operating margin was 6.3%, compared with 6.9% in the prior-year period. Excluding acquisitions, divestitures and the impact of foreign exchange translation, adjusted operating earnings were $41.3 million, compared with $45.6 million in the third quarter of 2014.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* was $69.8 million, compared with $71.8 million in the third quarter of 2014. Adjusted EBITDA margin was 11.3%, compared with 11.2% in the prior-year period. Excluding acquisitions, divestitures and the impact of foreign exchange translation, adjusted EBITDA was $70.0 million, compared with $72.7 million in the third quarter of 2014.

•	GAAP net loss was $14.4 million, or $0.90 loss per diluted share, compared with GAAP net earnings of $4.6 million, or $0.29 per diluted share, in the third quarter of 2014.

•
Net cash provided by operating activities was $101.5 million, compared with $78.1 million in the third quarter of 2014. Capital expenditures were $9.1 million, compared with $9.4 million in last year’s third quarter. Free cash flow, which is defined as net cash provided by operating activities minus capital expenditures, was $92.4 million, compared with $68.7 million in the third quarter of 2014.

•	As of September 26, 2015, Nortek had $27.8 million of unrestricted cash and cash equivalents on its balance sheet, compared with $58.4 million on December 31, 2014.

•
As of September 26, 2015, Nortek had $50.0 million of borrowings outstanding under its ABL facility. Nortek had no borrowings outstanding under its ABL facility on December 31, 2014, and had $97.0 million of borrowings outstanding under its ABL facility on October 29, 2015.

* See appendix for reconciliation to most comparable GAAP equivalent.
Third Quarter 2015 Segment Highlights

•
Net sales in the Air Quality & Home Solutions (AQH) segment increased 0.5% (5.1% on a constant currency basis) compared with the third quarter of 2014. The increase on a constant currency basis was primarily driven by higher U.S. sales into the retail and appliance channels.

•
In the Residential & Commercial HVAC (RCH) segment, net sales decreased 10.2% (12.5% on a constant currency basis, excluding acquisitions) compared with the third quarter of 2014. The Company believes the organic decrease in sales was primarily driven by lost sales related to the lingering impact on customer demand related to the issues we experienced with our third-party logistics provider compounded by rumors about the potential sale of the Company, as discussed above.

•
Net sales in the Custom & Commercial Air Solutions (CAS) segment increased 7.3% (13.2% on a constant currency basis) compared with the third quarter of 2014. The increase was mainly driven by strong demand for our air management solutions in the healthcare and commercial office end markets.

•
In the Security & Control Solutions (SCS) segment, net sales decreased 9.7% (10.3% on a constant currency basis, excluding acquisitions) from last year’s third quarter. The decrease was mainly due to lower volume with certain OEM customers, partially offset by growth in net sales to other customers.

•
Net sales in the Audio, Video & Control Solutions (AVC) segments decreased 36.8% (31.7% excluding divestitures) compared with the third quarter last year. The organic decrease was primarily driven by lower sales of commercial A/V products, which is a product category that the Company is rationalizing.

•
In the Ergonomic & Productivity Solutions (ERG) segment, net sales increased 14.4% (decreased 0.5% excluding the Anthro acquisition) from the third quarter last year. The slight organic decrease in net sales was mainly due to lower retail sales partially offset by higher sales of Ergotron branded products.

Management Comments on the Outlook
“Underlying conditions in our end markets are favorable, we have exciting new products hitting the market, and we are successfully implementing our cost improvement strategy,” Clarke said. “Although HVAC faced challenges this quarter, we are working diligently to win back customers’ share of wallet. In addition, the HVAC operation in Mexico is expected to continue to improve the segment’s cost position.”
“Our Custom Air, Ergonomics, Security and Air Quality businesses are positioned for continued growth in the fourth quarter,” said Clarke. “Custom Air is poised for accelerated growth in profitability, driven primarily by increasing demand for our air handler product solutions as well as our restructuring actions. The Security business is expanding internationally, and our customers are excited by our new mobile PERS offering. We anticipate continued growth in our sit-stand workstation products in the Ergonomics segment, and that increased demand and new product introductions in North America will drive top-line growth in Air Quality.”
“At the same time, we will continue our efforts to streamline our portfolio and improve efficiency and productivity across Nortek,” Clarke said. “While we have experienced certain operational challenges this year, we remain committed to serving our customers and growing our business, while improving profitability, strengthening our balance sheet and maximizing long-term value for our shareholders.”
Outlook
The Company is revising the guidance it provided on August 3, 2015 primarily to reflect its updated expectations for the results of the HVAC segment, as follows:

•	Net sales for full-year 2015 are expected to be in the range of $2.5 billion to $2.515 billion.

•	Adjusted EBITDA is expected to be in the range of $270 million to $275 million.

•	The above range of adjusted EBITDA includes approximately $19.3 million to $19.8 million of adjusted EBITDA losses on businesses that are being restructured and an Audio Video business entity sold.
The Company does not anticipate providing guidance on an ongoing basis and does not undertake a duty to update the guidance presented above.
Conference Call Details
Nortek has scheduled a conference call to review its third quarter 2015 results tomorrow, November 4, 2015, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.nortek.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company’s website. An accompanying slide presentation also will be available on the website.
About Nortek
Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems, and ergonomic and productivity solutions.
As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "seek," "should," "will," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: global economic conditions; the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; the availability and cost of certain raw materials and purchased components (including, among others, steel, copper, aluminum, electronics, motors, plastics, compressors, various chemicals and paints, and packaging); compliance with conflict minerals regulations; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; potential restructurings and business shutdowns; competition; foreign economic and political conditions; increased costs associated with regulatory compliance, including environmental, health and safety laws and the U.S. Foreign Corrupt Practices Act; foreign currency fluctuations; international business practices; maintaining good relationships with customers and suppliers; labor disruptions; product innovations and improvements; product and warranty liability claims; product recalls or reworks; employment levels; intellectual property rights; security breaches; maintaining pension plans; changes in tax law; our ability to maintain acceptable shipping performance to our customers; and our ability to service our indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K and any further disclosures the Company makes on related subjects in subsequent reports filed with the SEC.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the third quarter ended
	September 26, 2015	September 27, 2014
	(Dollar amounts in millions, except per share data)

Net Sales	$618.5	$642.9
Cost of products sold	442.5	452.9
Gross profit	176.0	190.0
Selling, general and administrative expense, net	141.1	141.7
Loss on sale of assets	2.9	—
Amortization of intangible assets	17.1	14.9
Operating earnings	14.9	33.4
Net interest expense	(24.0)	(27.3)
Loss from debt retirement	—	(0.5)
(Loss) earnings before provision for income taxes	(9.1)	5.6
Provision for income taxes	5.3	1.0
Net (loss) earnings	$(14.4)	$4.6

Basic (loss) earnings per share	$(0.90)	$0.29

Diluted (loss) earnings per share	$(0.90)	$0.29

Weighted Average Common Shares:
Basic	15,953,891	15,671,819
Diluted	15,953,891	16,099,917

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in millions)

	September 26, 2015	December 31, 2014
ASSETS
Current Assets:
Unrestricted cash and cash equivalents	$27.8	$58.4
Restricted cash	0.2	0.6
Accounts receivable, less allowances	347.6	324.9
Net inventories	385.6	374.3
Prepaid expenses	21.2	18.4
Other current assets	12.5	10.1
Tax refunds receivable	8.7	8.0
Deferred tax assets	43.7	28.1
Total current assets	847.3	822.8

Long-Term Assets:
Total property and equipment, net	222.2	238.0
Goodwill	504.3	474.3
Intangible assets, less accumulated amortization	624.6	642.6
Deferred debt expense	14.2	17.3
Other assets	14.1	14.1
	1,379.4	1,386.3
Total Assets	$2,226.7	$2,209.1

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Short-term bank obligations	$0.5	$0.6
Current maturities of long-term debt	7.3	6.3
Accounts payable	271.7	288.8
Accrued expenses, taxes, and deferred revenue	240.1	222.4
Total current liabilities	519.6	518.1

Other Liabilities:
Deferred income taxes	122.9	123.5
Other	181.8	185.9
	304.7	309.4

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,395.6	1,339.4

Total stockholders' investment	6.8	42.2
Total Liabilities and Stockholders' Investment	$2,226.7	$2,209.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the third quarter ended
	September 26, 2015	September 27, 2014
	(Dollar amounts in millions)

Cash flows from operating activities:
Net cash provided by operating activities	$101.5	$78.1
Cash flows from investing activities:
Capital expenditures	(9.1)	(9.4)
Net cash paid for businesses acquired and dispositions	(12.9)	—
Change in restricted cash and marketable securities	0.1	—
Other, net	0.2	0.1
Net cash used in investing activities	(21.7)	(9.3)
Cash flows from financing activities:
Proceeds from ABL and other borrowings	56.6	0.9
Payment of ABL and other borrowings	(135.2)	(96.7)
Fees paid in connection with debt facilities	—	(0.4)
Net use from equity transactions	—	(0.3)
Excess tax benefit on share-based awards	0.5	2.6
Other, net	(0.1)	—
Net cash used in financing activities	(78.2)	(93.9)
Net change in unrestricted cash and cash equivalents	1.6	(25.1)
Unrestricted cash and cash equivalents at the beginning of the period	26.2	91.3
Unrestricted cash and cash equivalents at the end of the period	$27.8	$66.2

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five primary reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China and Mexico, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year, and each interim period is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended September 26, 2015 ("third quarter of 2015") and September 27, 2014 ("third quarter of 2014") each include 91 days.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K, as may be updated by quarterly reports on Form 10-Q, and current reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)
The Company has supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, which the Company refers to as "adjusted" measures, including adjusted operating earnings and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Adjusted operating earnings is defined as operating earnings as reported, adjusted to exclude certain cash and non-cash, non-recurring items that are otherwise included in operating earnings. Adjusted EBITDA is defined as adjusted operating earnings, further adjusted to exclude depreciation and amortization expense, and share-based compensation expense.

Adjusted operating earnings and EBITDA are not defined terms under GAAP. Neither should be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to the Company's earnings to calculate adjusted operating earnings and EBITDA, and using these non- GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, adjusted operating earnings and EBITDA do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of the Company's costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company's operations, tax expense is a necessary element of its costs and ability to operate; or

•
certain cash and non-cash, non-recurring items, and share-based compensation expense, and, because such items can, at times, affect the Company's operating results, the exclusion of such items is a material limitation.

Further, adjusted EBITDA does not include depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue.

The Company presents adjusted operating earnings and EBITDA because it considers them important supplemental measures of its performance and believes they are frequently used by the Company's investors and other interested parties, as well as by management, in the evaluation of other companies in its industry. In addition, adjusted operating earnings and EBITDA provide additional information used by the Company's management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that adjusted operating earnings and EBITDA facilitate operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

While adjusted operating earnings and EBITDA are frequently used as measures of operations and the ability to meet debt service requirements by other companies, the Company’s use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following table reconciles operating earnings to adjusted operating earnings and EBITDA for the third quarters ended September 26, 2015 and September 27, 2014:

	For the third quarter ended
	September 26, 2015	September 27, 2014
	(Dollar amounts in millions)

Operating earnings	$14.9	$33.4
Restructuring and transformation charges (a)	19.7	9.4
Other Adjustments:
Non-recurring losses (b)	4.4	0.4
Acquisition fees and expenses	0.4	0.5
Net foreign exchange (gains) losses (c)	(0.2)	0.7
Subtotal - Other Adjustments	4.6	1.6
Adjusted Operating Earnings	39.2	44.4
Depreciation and amortization expense	30.4	26.4
Share-based compensation expense	0.2	1.0
Adjusted EBITDA (d)	$69.8	$71.8

(a)
Includes all restructuring charges, including severance, relocation and transformation/transition costs. Costs associated with these activities for the third quarters ended September 26, 2015 and September 27, 2014 were as follows:

	For the third quarter ended
	September 26, 2015	September 27, 2014
	(Dollar amounts in millions)
Subsidiary Combinations	$7.3	$2.4
Manufacturing Rationalization & Relocation Initiatives	0.9	3.5
Warehousing & Distribution Consolidation	4.3	0.2
CAS Segment Consolidation	3.2	—
Other operational improvement initiatives	1.3	3.3
All other exit and disposal activities	2.7	—
	$19.7	$9.4

(b)
For the third quarter ended September 26, 2015, this amount includes approximately $0.4 million in legal and other professional services incurred related to the FCPA investigation in the SCS segment, approximately $1.1 million of charges associated with executive transition employment and separation agreement costs and other fees within Unallocated, and the loss on sale of assets of TV One of approximately $2.9 million in the AVC segments.

For the third quarter ended September 27, 2014, this amount includes amortization of approximately $0.2 million to record leasehold fair value adjustments, and approximately $0.2 million of charges within the ERG segment relating to the write off of an indemnification asset associated with a reserve for uncertain tax positions.

(c)	Non-cash foreign exchange (gains) losses relate to intercompany debt not indefinitely invested in our subsidiaries.

(d)
See the Company's Form 10-Q for the quarterly period ended September 26, 2015 for information pertaining to the pro forma effect of acquisitions and dispositions, which is not reflected in the above presentation of Adjusted EBITDA.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(C)
As noted previously, the Company is providing guidance of the full year ending December 31, 2015. The following table presents a reconciliation from the estimated range of operating earnings to the estimated range of adjusted EBITDA for the year ending December 31, 2015:

	Low	High
	(Dollar amounts in millions)

Operating earnings	$83.6	$88.6
Restructuring and transformation charges	55.4	55.4
Non-cash impairment charges	1.2	1.2
Other non-recurring losses	7.9	7.9
Adjusted Operating Earnings	148.1	153.1
Depreciation and amortization expense	116.2	116.2
Share-based compensation expense	5.7	5.7
Adjusted EBITDA	$270.0	$275.0